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Pricing Supplement No. 153 Dated December 10, 1997
(To Prospectus and Prospectus Supplement                 Rule 424(b)(3) Dated
October 24, 1996)                                       Registration Statement
                                                            No. 33-64237




                               U.S.$5,000,000,000

                           FORD MOTOR CREDIT COMPANY

                      Medium-Term Notes Due from 9 Months
                         to 30 Years from Date of Issue

            Ford Motor Credit Company ("Ford Credit") has designated $50,000,000 aggregate principal amount of its Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue having specific terms set forth below. Lehman Brothers Inc. has agreed to purchase the Notes at a price of 99.60% of their principal amount for resale at an initial public offering price of 100% of their principal amount. After the initial public offering, the offering price may be changed.


Issue Date:                   December 19, 1997

Principal Amount:             $50,000,000

Interest Rate Basis:          LIBOR having an Index Maturity of three months
                              plus 18 basis points, except that the Interest
                              Rate for the period from and including December
                              19, 1997 to but excluding March 20, 1998 shall be 6.08625% per annum.

Interest Reset Dates:         Quarterly on the 20th day of the months of March,
                              June, September and December, beginning March 20,
                              1998.

Interest Payment Dates:       Quarterly on the 20th day of the months of March,
                              June, September and December, beginning March 20,
                              1998, and at Maturity.

Stated Maturity:              December 20, 2004.

Reference Agent:              The Chase Manhattan Bank



                               LEHMAN BROTHERS INC.